Exhibit 99.1
INDEPENDENT AUDITOR’S REPORT
Board of Directors and Shareholders of
Uniti Financial Corporation and Subsidiary
Report on Financial Statements
We have audited the accompanying financial statements of Uniti Financial Corporation and Subsidiary, which are comprised of the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uniti Financial Corporation and Subsidiary as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Laguna Hills, California
February 14, 2019
The accompanying notes are an integral part of these consolidated financial statements.

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2018 AND 2017
	2018	2017
ASSETS
Cash and Due from Banks	$5,341,192	$4,840,023
Federal Funds Sold and Other Cash Equivalents	57,348,840	54,734,183
TOTAL CASH AND CASH EQUIVALENTS	62,690,032	59,574,206
Investment Securities Available for Sale	5,363,604	6,651,000
Loans Held For Sale	3,949,464	10,082,540
Loans:
Real Estate	223,205,657	190,745,487
Commercial	46,236,585	48,381,548
Consumer and Other	47,489	19,015
TOTAL LOANS	269,489,731	239,146,050
Deferred Loan Costs and Premiums, Net of Fees	1,278,957	732,388
Allowance for Loan Losses	(3,392,883)	(3,583,736)
NET LOANS	267,375,805	236,294,702
Federal Home Loan Bank Stock, at Cost	1,320,900	1,024,700
Premises and Equipment	788,732	1,066,120
Other Real Estate Owned	113,625	—
Deferred Tax Assets	52,111	615,191
Accrued Interest and Other Assets	4,098,450	4,216,236
	$345,752,723	$319,524,695
The accompanying notes are an integral part of these financial statements.

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2018 AND 2017
	2018	2017
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing Demand	$141,360,023	$134,423,971
Savings, NOW and Money Market Accounts	56,715,730	69,472,943
Time Deposits Under $250,000	49,898,601	35,658,750
Time Deposits $250,000 and Over	47,968,797	34,634,143
TOTAL DEPOSITS	295,943,151	274,189,807
Accrued Interest and Other Liabilities	2,094,766	1,638,842
TOTAL LIABILITIES	298,037,917	275,828,649
Commitments and Contingencies – Notes D and J
Shareholders’ Equity:
Preferred Stock – 4,000,000 Authorized, None Outstanding	—	—
Common Stock – No par value, 40,000,000 Shares Authorized; Issued and Outstanding, 15,415,587 shares at December 31, 2018 and 15,355,587 shares at December 31, 2017	44,892,703	44,701,642
Retained Earnings (Deficit)	2,875,236	(965,042)
Accumulated Other Comprehensive Loss – Net Unrealized Loss on Available-for-Sale Securities, net of tax of $22,235 and $17,021 at December 31, 2018 and 2017, respectively	(53,133)	(40,554)
TOTAL SHAREHOLDERS’ EQUITY	47,714,806	43,696,046
	$345,752,723	$319,524,695
The accompanying notes are an integral part of these financial statements.

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017
	2018	2017
INTEREST INCOME
Interest and Fees on Loans	$14,689,781	$11,998,474
Interest on Investment Securities	118,350	106,719
Interest on Interest-Bearing Deposits in Other Banks	1,125,078	542,811
TOTAL INTEREST INCOME	15,933,209	12,648,004
INTEREST EXPENSE
Interest on Savings Deposits, NOW and Money Market Accounts	604,601	492,176
Interest on Time Deposits	1,494,006	672,533
TOTAL INTEREST EXPENSE	2,098,607	1,164,709
NET INTEREST INCOME	13,834,602	11,483,295
Provision for Loan Losses	—	—
NET INTEREST INCOME AFTER NEGATIVE PROVISION FOR LOAN LOSSES	13,834,602	11,483,295
NONINTEREST INCOME
Service Charges, Fees, and Other Income	783,680	716,963
Loan Servicing Income, net	864,588	767,589
Gain on the Sale of SBA Loans	1,564,806	2,578,300
Letters of Credit Related Fees	99,930	122,090
TOTAL NONINTEREST INCOME	3,313,004	4,184,942
NONINTEREST EXPENSE
Salaries and Employee Benefits	7,400,516	7,065,801
Occupancy and Equipment Expenses	1,072,608	973,118
Other Expenses	3,159,204	2,742,392
TOTAL NONINTEREST EXPENSE	11,632,328	10,781,311
INCOME BEFORE PROVISION FOR INCOME TAXES	5,515,278	4,886,926
Provision for Income Taxes	1,675,000	1,855,928
NET INCOME	$3,840,278	$3,030,998
NET INCOME PER SHARE – BASIC	$0.25	$0.21
NET INCOME PER SHARE – DILUTED	$0.24	$0.20
The accompanying notes are an integral part of these financial statements.

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017
	2018	2017
Net Income	$3,840,278	$3,030,998
OTHER COMPREHENSIVE INCOME:
Unrealized (Loss) Gain on Securities Available for Sale	(17,793)	(1,799)
	(17,793)	(1,799)
Provision (Benefit) for Income Taxes:
Change in Net Unrealized (Loss) Gain	(5,214)	4,213
	(5,214)	4,213
TOTAL OTHER COMPREHENSIVE LOSS	(12,579)	(6,012)
TOTAL COMPREHENSIVE INCOME	$3,827,699	$3,024,986
The accompanying notes are an integral part of these financial statements.

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017
	Common Stock		Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Number of Shares	Amount
Balance at January 1, 2017	13,549,920	$42,593,765	$(3,996,040)	$(34,542)	$38,563,183
Net Income	—	—	3,030,998	—	3,030,998
Stock-Based Compensation	—	119,398	—	—	119,398
Exercise of Stock Options	2,667	5,179	—	—	5,179
Exercise of Stock Warrants	1,803,000	1,983,300	—	—	1,983,300
Other Comprehensive Loss, Net of Taxes	—	—	—	(6,012)	(6,012)
Balance at December 31, 2017	15,355,587	44,701,642	(965,042)	(40,554)	43,696,046
Net Income	—	—	3,840,278	—	3,840,278
Stock-Based Compensation	—	84,861	—	—	84,861
Exercise of Stock Options	60,000	106,200	—	—	106,200
Other Comprehensive Loss, Net of Taxes	—	—	—	(12,579)	(12,579)
Balance at December 31, 2018	15,415,587	$44,892,703	$2,875,236	$(53,133)	$47,714,806
The accompanying notes are an integral part of these financial statements.

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017
	2018	2017
OPERATING ACTIVITIES
Net Income	$3,840,278	$3,030,998
Adjustments to Reconcile Net Income to Net Cash From Operating Activities:
Depreciation and Amortization	414,271	366,393
Stock-Based Compensation	84,861	119,398
Deferred Income Taxes	568,294	1,106,991
Proceeds from SBA Loans Sold	31,237,376	44,250,134
Originations of SBA Loans Held for Sale	(23,515,774)	(41,624,252)
Gain on Sale of SBA Loans	(1,564,806)	(2,578,300)
Other Items, net	578,233	608,038
NET CASH FROM OPERATING ACTIVITIES	11,642,733	5,279,400
INVESTING ACTIVITIES
Proceeds from Matured, Called or Pay Down of Available-for-Sale Securities	1,265,080	553,808
Net Increase in Loans	(31,218,448)	(50,494,521)
Purchase of Federal Home Loan Bank Stock	(296,200)	(72,600)
Purchases of Premises and Equipment, net	(136,883)	(941,037)
NET CASH FROM INVESTING ACTIVITIES	(30,386,451)	(50,954,350)
FINANCING ACTIVITIES
Net Increase in Deposits	21,753,344	50,606,703
Proceeds from Exercise of Stock Options and Warrants	106,200	1,988,479
NET CASH FROM FINANCING ACTIVITIES	21,859,544	52,595,182
INCREASE IN CASH AND CASH EQUIVALENTS	3,115,826	6,920,232
Cash and Cash Equivalents at Beginning of Year	59,574,206	52,653,974
CASH AND CASH EQUIVALENTS AT END OF YEAR	$62,690,032	$59,574,206
Supplemental Disclosures of Cash Flow Information:
Interest Paid	$1,582,042	$1,069,157
Taxes Paid	$750,000	$1,055,000
Transfer of Loans to Other Real Estate Owned	$113,625	$—
The accompanying notes are an integral part of these financial statements.

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The financial statements include the accounts of Uniti Financial Corporation (“UFC”) and its wholly owned subsidiary, Uniti Bank (“Bank”), collectively referred to herein as the “Company”. All significant intercompany transactions have been eliminated.
UFC has no significant business activity other than its investment in Uniti Bank. Accordingly, no separate financial information on UFC is provided.
Nature of Operations
Uniti Bank, a state chartered bank, generates commercial and consumer loans and receives deposits from customers, who are predominately small and middle-market businesses and individuals located primarily in Los Angeles and Orange Counties, California. The Bank has three branches located in Buena Park, Garden Grove, and Los Angeles, California. The accounting and reporting policies of the Bank are in accordance with accounting principles generally accepted in the United States of America and conform to practices within the banking industry.
Subsequent Events
The Company has evaluated subsequent events for recognition and disclosure through February 14, 2019, which is the date the financial statements were available to be issued.
Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, deposits with other financial institutions with maturities under ninety days and federal funds sold. Generally, federal funds are sold for one-day periods.
Cash and Due from Banks
Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Company complied with the reserve requirement as of December 31, 2018.
The Company maintains amounts due from banks which may exceed federally insured limits. The Company has not experienced any losses in such accounts.
Debt Securities
Debt securities are classified in three categories and accounted for as follows: debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are measured at amortized cost; debt securities bought and held principally for the purpose of selling in the near term are classified as trading securities and are measured at fair value, with unrealized gains and losses included in earnings; debt securities not classified as either held-to-maturity or trading securities are

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

deemed as available-for-sale and are measured at fair value, with unrealized gains and losses, net of applicable taxes, reported in a separate component of shareholders’ equity. Gains or losses on sales of debt securities are determined on the specific identification method. Premiums and discounts are amortized or accreted using the interest method over the expected lives of the related securities.
Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell or it is more likely than not that it will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.
Loans
Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are deferred and recognized in interest income using the level-yield method without anticipating prepayments. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.
Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days based on the contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collectability based upon the contractual terms of the loan. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.
Allowance for Loan Losses
The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Amounts are charged-off when available information confirms that specific loans or portions thereof, are uncollectible. This methodology for determining charge-offs is consistently applied to each segment.

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

The Company determines a separate allowance for each portfolio segment. The allowance consists of specific and general reserves. Specific reserves relate to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered in determining impairment include payment status, collateral value and the probability of collecting all amounts when due. Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan’s effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.
The Company recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans. Loans, for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired with measurement of impairment as described above.
If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.
General reserves cover non-impaired loans and are based on loss rates developed by management for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment’s loss factors used. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions, changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements.
Portfolio segments identified by the Company include real estate (commercial and residential mortgage), commercial and consumer loans. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans and credit scores, debt-to income, collateral type and loan-to-value ratios for consumer loans.
Allowance for Credit Losses on Off-Balance Sheet Credit Exposures
The Company also maintains a separate allowance for off-balance sheet commitments. Management estimates anticipated losses using historical data and utilization assumptions. The allowance for off-balance sheet commitments totaled $112,145 at both December 31, 2018 and 2017, and is included in other liabilities on the balance sheet.
Federal Home Loan Bank (“FHLB”) Stock
The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Premises and Equipment
Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which ranges from three to seven years for furniture and equipment. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter. Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.
Other Real Estate Owned
Real estate acquired by foreclosure or deed in lieu of foreclosure is recorded at fair value at the date of foreclosure, establishing a new cost basis by a charge to the allowance for loan losses, if necessary. Other real estate owned is carried at the lower of the Company’s carrying value of the property or its fair value, less estimated carrying costs and costs of disposition. Fair value is based on current appraisals less estimated selling costs. Any subsequent write-downs are charged against operating expenses and recognized as a valuation allowance. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses. There were no foreclosures in process of single family residential property as of December 31, 2018.
Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonable estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.
Revenue Recognition — Noninterest Income
The Company adopted the provisions of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), on January 1, 2018 and all subsequent ASUs that modified Topic 606. Results for reporting periods beginning after December 31, 2017 are presented under Topic 606, while prior period amounts have not been adjusted and continue to be reported in accordance with Topic 605. The Company recognizes revenue as it is earned and noted no impact to its revenue recognition policies as a result of the adoption of ASU 2014-09. All of the Company’s revenue from contracts with customers within the scope of ASC 606 is recognized in non-interest income.
In accordance with Topic 606, revenues are recognized when control of promised goods or services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligation in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services that are promised within each contract and identifies those that contain performance obligation, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

The following is a discussion of key revenues within the scope of the new revenue guidance.
Service Charges and Fees on Deposit Accounts
The Company earns fees from its deposit customers for account maintenance, transaction-based and overdraft services. Account maintenance fees consist primarily of account fees and analyzed account fees charged on deposit accounts on a monthly basis. The performance obligation is satisfied and the fees are recognized on a monthly basis as the service period is completed. Transaction-based fees on deposits accounts are charged to deposit customers for specific services provided to the customer, such as non-sufficient funds fees, overdraft fees, and wire fees. The performance obligation is completed as the transaction occurs and the fees are recognized at the time each specific service is provided to the customer.
Interchange Fees
Interchange fees represents fees earned when a debit card issued by the Company is used. The Company earns interchange fees from debit cardholder transactions through a payment network. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder. The performance obligation is satisfied and the fees are earned when the cost of the transaction is charged to the card. Certain expenses directly associated with the debit card are recorded on a net basis with the fee income.
Gains/Losses on OREO Sales
Gains/losses on the sale of OREO are included in non-interest expense and are generally recognized when the performance obligation is complete. This is typically at delivery of control over the property to the buyer at the time of each real estate closing.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Stock-Based Compensation
Compensation cost is recognized for stock options issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options. This cost is recognized over the period which an employee is required to provide services in exchange for the award, generally defined as the vesting period, on a straight-line basis.
The Company has elected to account for forfeitures of stock-based awards as they occur. Excess tax benefits and tax deficiencies relating to stock-based compensation are recorded as income tax expense or benefit in the income statement when incurred.
See Note K for additional information on the Company’s stock option plan.
Loan Sales and Servicing of Financial Assets
The Company originates SBA loans for sale in the secondary market. Servicing rights are recognized separately when they are acquired through sale of loans. Servicing rights are initially recorded at fair value

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

with the income statement effect recorded in gain on sale of loans. Fair value is based on a valuation model that calculates the present value of estimated future cash flows from the servicing assets. The valuation model uses assumptions that market participants would use in estimating cash flows from servicing assets, such as the cost to service, discount rates, and prepayment speeds. The Company compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. Servicing assets are subsequently measured using the amortization method, which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.
Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type, and investor type. For purposes of measuring impairment, the Company has identified each servicing asset with the underlying loan being services. A valuation allowance is recorded where the fair value is below the carrying amount of the asset. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase in income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayments speeds and changes in the discount rates.
Servicing fee income which is reported on the income statement as loan servicing income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and recorded as income when earned. The amortization of servicing rights and changes in the valuation allowance are netted against loan servicing income.
Income Taxes
Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is “more likely than not” that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods.
The Company has adopted guidance issued by the Financial Accounting Standards Board (“FASB”) that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense.
Earnings per Share (“EPS”)
Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.
Comprehensive Income
The change in unrealized gains and losses on available-for-sale securities is the only component of accumulated other comprehensive income for the Company.

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Financial Instruments
In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit as described in Note J. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.
Fair Value Measurement
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3: Significant unobservable inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
See Note N for more information and disclosures relating to the Company’s fair value measurements.
Reclassifications
Certain reclassifications have been made in the 2017 financial statements to conform to the presentation used in 2018. These reclassifications had no impact of the Company’s previously reported financial statements.
Recently Adopted Accounting Pronouncements
In May 2014, the FASB issued ASU 2014-09 Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU replaces most existing revenue recognition guidance in GAAP. The new standard was effective for the Company on January 1, 2018. Adoption of ASU 2014-09 did not have a material impact on the Company’s consolidated financial statements and related disclosures as the Company’s primary sources of revenues are derived from interest and dividends earned on loans, investment securities, and other financial instruments that are not within the scope of ASU 2014-09. The Company’s revenue recognition pattern for revenue streams within the scope of ASU 2014-09, including but not limited to service charges on deposit accounts and gains/losses on the sale of loans, did not change significantly from current practice. The standard permits the use of either the full retrospective or modified retrospective transition method. The Company elected to use the modified retrospective transition method which requires application of ASU 2014-09 to uncompleted contracts at the date of adoption however, periods prior to the date of adoption were not retrospectively revised as the impact of the ASU on uncompleted contracts at the date of adoption was not material.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The new standard was effective for the Company on January 1, 2018. Adoption of ASU 2016-01 did not have a material impact on the Company’s financial statements. Changes made to the current measurement model primarily affect the accounting for equity

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

securities with readily determinable fair values, where changes in fair value impact earnings instead of other comprehensive income. Equity securities without readily marketable fair values are to be carried at amortized cost, less impairment (if any) plus or minus changes resulting from observable price changes in orderly transactions for an identical investment or similar investment of the same issuer. The accounting for other financial instruments, such as loans, investments in debt securities, and financial liabilities is largely unchanged. Additionally, the Company refined the calculation used to determine the disclosed fair value of loans held for investment as part of adopting this standard reflecting an exit price notion instead of an entrance price. The refined calculation did not have a significant impact on fair value disclosures.
Recent Accounting Guidance Not Yet Effective
In February 2016, the FASB issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). The most significant change for lessees is the requirement under the new guidance to recognize right-of-use assets and lease liabilities for all leases not considered short-term leases, which is generally defined as a lease term of less than 12 months. This change will result in lessees recognizing right-of-use assets and lease liabilities for most leases currently accounted for as operating leases under current lease accounting guidance. The amendments in this Update are effective for interim and annual periods beginning after December 15, 2018, for public business entities and one year later for all other entities. The Company is currently evaluating the effects of ASU 2016-02 on its consolidated financial statements and disclosures. Based on leases outstanding at December 31, 2018, the Company/Bank does not expect this ASU to have a material impact on the income statement, but does anticipate an increase of approximately $1,520,000 in assets and liabilities upon adoption on January 1, 2019.
In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326). This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. In issuing the standard, the FASB is responding to criticism that today’s guidance delays recognition of credit losses. The standard will replace today’s “incurred loss” approach with an “expected loss” model. The new model, referred to as the current expected credit loss (“CECL”) model, will apply to: (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases, held-to-maturity securities, loan commitments, and financial guarantees. The CECL model does not apply to available-for-sale (“AFS”) debt securities. For AFS debt securities with unrealized losses, entities will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. As a result, entities will recognize improvements to estimated credit losses immediately in earnings rather than as interest income over time, as they do today. The ASU also simplifies the accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 also expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for loan and lease losses. In addition, public business entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. ASU No. 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019, for SEC filers, one year later for non SEC filing public business entities and two years later for nonpublic business entities. Early adoption is permitted for interim and annual reporting periods beginning after December 15, 2018. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach). The Company is currently evaluating the provisions of ASU No. 2016-13 for potential impact on its consolidated financial statements and disclosures.

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

In August 2018, the FASB issued ASU No. 2018-13, “Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement.” This ASU eliminates, adds and modifies certain disclosure requirements for fair value measurements. Among the changes, entities will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, but will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. ASU No. 2018-13 is effective for all entities for interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted. As ASU No. 2018-13 only revises disclosure requirements, it will not have a material impact on the Company’s Consolidated Financial Statements.
NOTE B — DEBT SECURITIES
Debt securities have been classified in the balance sheets according to management’s intent. The carrying amount of available for sale securities and their approximate fair values at December 31 were as follows:
December 31, 2018	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale Securities:
U.S. Government – Sponsored Enterprise Securities	$2,999,072	$—	$(44,991)	$2,954,081
SBA – Guaranteed Development Corporation Participation Certificates	886,919	—	(9,049)	877,870
Collateralized Mortgage Obligations	1,552,981	1,762	(23,090)	1,531,653
	$5,438,972	$1,762	$(77,130)	$5,363,604
December 31, 2017
Available-for-Sale Securities:
U.S. Government – Sponsored Enterprise Securities	$3,998,848	$—	$(44,838)	$3,954,010
SBA – Guaranteed Development Corporation Participation Certificates	932,509	—	(8,969)	923,540
Collateralized Mortgage Obligations	1,777,218	1,364	(5,132)	1,773,450
	$6,708,575	$1,364	$(58,939)	$6,651,000
At December 31, 2018 and 2017, securities with a market value of  $3.7 million and $3.5 million were pledged to the State of California for its Time Deposit program.
During 2018 and 2017, there were no gross realized gains and losses.

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE B — DEBT SECURITIES – Continued

The amortized cost and estimated fair value of all debt securities as of December 31, 2018 by contractual maturities are shown below. Contractual maturities may differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Available-for-Sale Securities
	Amortized Cost	Fair Value
Under One Year	$2,000,000	$1,980,230
One to Five Years	1,778,612	1,755,154
Over Ten Years	1,660,360	1,628,220
	$5,438,972	$5,363,604
The gross unrealized losses and related estimated fair value of debt securities that have been in a continuous loss position for less than twelve months and over twelve months at December 31, 2018 and 2017 are as follows:
	Less than Twelve Months		Twelve Months or More		Total
December 31, 2018	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value
U.S. Government – Sponsored Enterprise Securities	$—	$—	$(44,991)	$2,954,081	$(44,991)	$2,954,081
SBA – Guaranteed Development Corporation Participation Certificates	—	—	(9,049)	877,870	(9,049)	877,870
Collateralized Mortgage Obligations	—	—	(23,090)	750,350	(23,090)	750,350
	$—	$—	$(77,130)	$4,582,301	$(77,130)	$4,582,301
December 31, 2017
U.S. Government – Sponsored Enterprise Securities	$—	$—	$(44,838)	$3,954,010	$(44,838)	$3,954,010
SBA – Guaranteed Development Corporation Participation Certificates	—	—	(8,969)	923,540	(8,969)	923,540
Collateralized Mortgage Obligations	(5,132)	786,210	—	—	(5,132)	786,210
	$(5,132)	$786,210	$(53,807)	$4,877,550	$(58,939)	$5,663,760
Management evaluates debt securities for other-than-temporary impairment taking into consideration the extent and length of time the fair value has been less than cost, the financial condition of the issuer and whether the Company has the intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value. As of December 31, 2018, no declines in value are deemed to be other-than-temporary.

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE C — LOANS
The Company’s loan portfolio consists primarily of loans to borrowers within Orange and Los Angeles Counties. Although the Company seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Company’s market area and, as a result, the Company’s loan and collateral portfolios are, to some degree, concentrated in those industries.
The Company also originates SBA loans either for sale to institutional investors or for retention in the loan portfolio. Loans identified as held for sale are carried at lower of origination cost or market value and separately designated as such in the financial statements. A portion of the Company’s revenues are from origination of loans guaranteed by the Small Business Administration under its various programs and sale of the guaranteed portions of the loans. Funding for these loans depends on annual appropriations by the U.S. Congress. The Company was servicing approximately $127.7 million and $125.4 million in SBA loans previously sold as of December 31, 2018 and 2017, respectively.
As of December 31, 2018 and 2017, the carrying value of loans pledged to the Federal Home Loan Bank of San Francisco as collateral for borrowing arrangements was approximately $125.8 million and $127.6 million, respectively. See Note F for more information on borrowing arrangements.
A summary of the changes in the allowance for loan losses as of December 31 follows:
	2018	2017
Balance at Beginning of Year	$3,583,736	$3,696,986
Additions to the Allowance Charged to Expense	—	—
Recoveries on Loans Charged Off	156,656	198,750
	3,740,392	3,895,736
Less Loans Charged Off	347,509	312,000
Balance at End of Year	$3,392,883	$3,583,736

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE C — LOANS – Continued

The following table presents the activity in the allowance for loan losses for the years 2018 and 2017 and the recorded investment in loans and impairment evaluation by loan portfolio segment as of December 31:
December 31, 2018	Real Estate	Commercial	Consumer and Other	Total
Allowance for Loan Losses:
Beginning of Year	$2,953,252	$630,480	$4	$3,583,736
Provisions	(30,274)	30,278	(4)	—
Charge-offs	(147,509)	(200,000)	—	(347,509)
Recoveries	119,714	36,942	—	156,656
End of Year	$2,895,183	$497,700	$—	$3,392,883
Reserves:
Specific	$—	$—	$—	$—
General	2,895,183	497,700	—	3,392,883
	$2,895,183	$497,700	$—	$3,392,883
Loans Evaluated for Impairment:
Individually	$—	$—	$—	$—
Collectively	223,205,657	46,236,585	47,489	269,489,731
	$223,205,657	$46,236,585	$47,489	$269,489,731
December 31, 2017
Allowance for Loan Losses:
Beginning of Year	$2,993,504	$703,482	$—	$3,696,986
Provisions	(84,207)	85,203	(996)	—
Charge-offs	—	(312,000)	—	(312,000)
Recoveries	43,955	153,795	1,000	198,750
End of Year	$2,953,252	$630,480	$4	$3,583,736
Reserves:
Specific	$—	$—	$—	$—
General	2,953,252	630,480	4	3,583,736
	$2,953,252	$630,480	$4	$3,583,736
Loans Evaluated for Impairment:
Individually	$939,604	$—	$—	$939,604
Collectively	189,805,883	48,381,548	19,015	238,206,446
	$190,745,487	$48,381,548	$19,015	$239,146,050

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE C — LOANS – Continued

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on an ongoing basis as new information is obtained. The Company uses the following definitions for risk ratings:
Pass — Loans classified as pass include loans not meeting the risk ratings defined below.
Special Mention — Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.
Substandard — Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
Impaired — A loan is considered impaired, when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Additionally, all loans classified as troubled debt restructurings are considered impaired.
The risk category of loans by class of loans was as follows as of December 31, 2018 and 2017:
December 31, 2018	Pass	Special Mention	Substandard	Impaired	Total
Real Estate	$219,109,065	$1,276,499	$2,820,093	$—	$223,205,657
Commercial	45,226,505	820,655	189,425	—	46,236,585
Consumer and Other	47,489	—	—	—	47,489
	$264,383,059	$2,097,154	$3,009,518	$—	$269,489,731
December 31, 2017
Real Estate	$187,580,791	$1,687,823	$537,269	$939,604	$190,745,487
Commercial	47,820,841	280,484	280,223	—	48,381,548
Consumer and Other	19,015	—	—	—	19,015
	$235,420,647	$1,968,307	$817,492	$939,604	$239,146,050
Past due and nonaccrual loans presented by loan class were as follows as of December 31, 2018 and 2017:
	Still Accruing
December 31, 2018	30 – 59 Days Past Due	60 – 89 Days Past Due	Over 90 Days Past Due	Nonaccrual
Real Estate	$—	$—	$—	$—
December 31, 2017
Real Estate	$—	$—	$—	$728,004

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE C — LOANS – Continued

Information relating to individually impaired loans presented by class of loans was as follows as of December 31, 2018 and 2017:
			Impaired Loans
December 31, 2018	Unpaid Principal Balance	Recorded Investment	Without Specific Allowance	With Specific Allowance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Real Estate	$—	$—	$—	$—	$—	$311,500	$—
December 31, 2017
Real Estate	$1,286,263	$939,604	$939,604	$—	$—	$947,184	$340
As of December 31, 2018 and 2017, the Company had a recorded investment in troubled debt restructurings of  $0 and $587,752, respectively. The Company has allocated no specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2018 and 2017. The Company has committed to lend no additional amounts to customers with outstanding loans that are classified as troubled debt restructurings as of December 31, 2018 and 2017.
There were no loans modified as troubled debt restructurings during 2018 and 2017.
There were no loans modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the year ended December 31, 2018 and 2017. A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.
NOTE D — PREMISES AND EQUIPMENT
A summary of premises and equipment as of December 31 follows:
	2018	2017
Furniture, Fixtures, and Equipment	$2,320,904	$2,289,639
Leasehold Improvements	1,925,417	1,847,603
	4,246,321	4,137,242
Less Accumulated Depreciation and Amortization	(3,457,589)	(3,071,122)
	$788,732	$1,066,120
The Company has entered into leases for its branches and administrative facility, which will expire between 2019 and 2022. These leases include provision for periodic rent increases as well as payment by the lessee of certain operating expenses. The rental expense relating to these leases was $566,022 and $501,252 for the years ended December 31, 2018 and 2017, respectively.
At December 31, 2018, the future lease rental payable under non-cancellable operating lease commitments for the Company’s branches and administrative office was as follows:
2019	563,263
2020	538,599
2021	528,341
2022	21,686
$1,651,889
The minimum rental payments shown above are given for the existing lease obligations and are not a forecast of future rental expense.

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE E — DEPOSITS
At December 31, 2018, the scheduled maturities of time deposits are as follows:
2019	$96,253,353
2020	1,453,340
2021	30,705
2022	130,000
$97,867,398
As of December 31, 2018, the Company’s ten largest deposit relationships represent approximately 32% of the total outstanding deposits of the Company.
NOTE F — OTHER BORROWINGS
The Company may borrow up to $31.0 million on an unsecured basis from its correspondent banks. As of December 31, 2018, the Company has no amounts outstanding under these arrangements.
In addition, the Company may also borrow up to approximately $81.9 million from the Federal Home Loan Bank of San Francisco subject to providing adequate collateral and fulfilling other conditions of the credit facility. The credit facility is secured by loans in the amount of  $125.8 million. As of December 31, 2018, the Company had a $5.5 million outstanding letters of credit under this arrangement pledged to the State of California for its Time Deposit program.
NOTE G — INCOME TAXES
The income tax expense for the years ended December 31, is comprised of the following:
	2018	2017
Current Taxes:
Federal	$1,069,166	$716,432
State	37,540	32,505
	1,106,706	748,937
Deferred	568,294	1,203,626
Deferred Tax Asset Adjustment for Enacted Change in Tax Rate	—	(96,635)
Tax Expense	$1,675,000	$1,855,928
A comparison of the federal statutory income tax rates to the Company’s effective income tax rates at December 31 follows:
	2018		2017
	Amount	Rate	Amount	Rate
Statutory Federal Tax	$1,158,424	21.0%	$1,661,555	34.0%
State Franchise Tax, Net of Federal Benefit	493,855	9.0%	357,450	7.3%
Change in Tax Rate	—	—	(96,635)	(2.0)%
Other Items, Net	22,721	0.4%	(66,442)	(1.3)%
Tax Expense	$1,675,000	30.4%	$1,855,928	38.0%

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE G — INCOME TAXES – Continued

Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition. The following is a summary of the components of the net deferred tax asset (liability) accounts recognized in the accompanying balance sheets at December 31:
	2018	2017
Deferred Tax Assets:
Depreciation	$60,301	$79,817
Operating Loss Carryforwards	1,642	458,181
Nonaccrual Loan Interest	16,827	80,686
Other	375,741	401,135
	454,511	1,019,819
Deferred Tax Liabilities:
Deferred Loan Costs	(116,700)	(109,093)
Allowance for Loan Losses Due to Tax Limitations	(224,672)	(268,339)
Other	(61,028)	(27,196)
	(402,400)	(404,628)
Net Deferred Tax Assets	$52,111	$615,191
As of December 31, 2018, the Company has California net operating loss carryforwards of approximately $19,000, respectively, available to offset future California taxable income. California net operating loss carryforwards, to the extent not used will begin to expire in 2029.
The Company is subject to federal income tax and franchise tax of the state of California. Tax returns for the years ended after December 31, 2014 are open to audit by federal authorities. Tax returns for the years ended after December 31, 2013 are open to audit by state authorities. Unrecognized tax benefits are not expected to significantly increase or decrease within the next twelve months.
On December 22, 2017, H.R.1, commonly known as the Tax Cuts and Jobs Act (the “Tax Act”), was signed into law, which among other items reduces the federal corporate tax rate to 21% from 35%, effective January 1, 2018. U.S. generally accepted accounting principles requires companies to revalue certain tax-related assets as of the date of enactment of the new legislation with resulting tax effects accounted for in the reporting period of enactment. As a result, the Company performed an analysis to determine the impact of the revaluation of the net deferred tax asset. The value of the Company’s deferred tax asset was increased by $96,635 and it was recorded as tax benefits for the year ended December 31, 2017.
NOTE H — OTHER EXPENSES
Other expenses as of December 31 are comprised of the following:
	2018	2017
Data Processing and Communication	$843,633	$709,781
Directors’ Fees	249,000	250,000
Marketing and Business Promotion	267,090	271,373
Professional Fees	529,067	426,508
Office Expenses	51,715	60,457
Regulatory Assessments	141,615	128,432
Loan Collection and Loan Expenses	177,248	148,653
Other Expenses	899,836	747,188
	$3,159,204	$2,742,392

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE I — RELATED PARTY TRANSACTIONS
In the ordinary course of business, certain executive officers, directors and companies with which they are associated have, in the past granted loans to certain related parties and their affiliates. As of December 31, 2018 and 2017, there were $686 thousand and $703 thousand, respectively, outstanding loans made to related parties.
As of December 31, 2018 and 2017, deposits from directors, officers, and their affiliates amounted to approximately $3.4 million and $2.7 million, respectively.
NOTE J — COMMITMENTS
In the ordinary course of business, the Company enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the Company’s financial statements.
The Company’s exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for loans reflected in the financial statements.
As of December 31, 2018 and 2017, the Company had the following outstanding financial commitments whose contractual amount represents credit risk:
	2018	2017
Commitments to Extend Credit	$31,979,000	$22,452,000
Standby Letters of Credit	820,000	880,000
Other Commercial Letters of Credit	145,000	477,000
	$32,944,000	$23,809,000
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Company evaluates each client’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company is based on management’s credit evaluation of the customer. The majority of the Company’s commitments to extend credit and standby letters of credit are secured by real estate.
NOTE K — STOCK OPTION PLAN
The Company adopted a stock option plan in January 2002, which was amended in March 2004. Under the terms of the 2002 Stock Option Plan (the “2002 Plan”), officers, and key employees were granted both nonqualified and incentive stock options and directors, who are not an officer or employee, were granted nonqualified stock options. The Plan provided for options to purchase 994,970 shares of common stock at a price not less than 100% of the fair market value of the stock on the date of the grant. Stock options granted expired no later than ten years from the date of the grant and generally vest over five years. The Plan provided for accelerated vesting if there is a change of control, as defined in the 2002 Plan. The Plan expired on January 24, 2012. As of December 31, 2018, there were no options outstanding under the 2002 Plan.
To replace the 2002 Plan, the Company adopted a new stock option plan on March 8, 2012 (the “2012 Plan”). The 2012 Plan was approved by the Company’s shareholders on June 28, 2012. Under the terms of the 2012 Plan, officers and key employees may be granted both nonqualified and incentive stock options

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE K — STOCK OPTION PLAN – Continued

and directors, who are not an officer or employee, may only be granted nonqualified stock options. The Plan provides for options to purchase 2,000,000 shares of common stock at a price not less than 100% of the fair market value of the stock on the date of the grant. Stock options expire no later than ten years from the date of the grant and generally vest over three years. The Plan provides for accelerated vesting if there is a change of control, as defined in the 2012 Plan. As of December 31, 2018, there were 1,120,797 options outstanding under the 2012 Plan.
The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions presented below:
2018
Expected Volatility	29.5%
Expected Term	7.5 Years
Expected Dividends	None
Risk Free Rate	2.82%
Weighted-Average Grant Date Fair Value	$1.52
There was one new stock option grant issued in 2018. As of December 31, 2018, there was $79,364 of total unrecognized compensation cost related to the outstanding stock options that will be recognized over a weighted-average period of 2.35 years. The intrinsic value of stock options exercised during 2018 and 2017 were approximately $120,000 and $2,000, respectively.
A summary of the status of the Company’s stock option plans as of December 31, 2018 and changes during the year then ended is presented below:
	Shares Available for Grant Under 2012 Plan	Shares Granted Under 2002 and 2012 Plans	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2018	801,523	1,141,797	$1.82
Granted	(50,000)	50,000	3.95
Exercised	—	(60,000)	1.77
Forfeited or Expired	11,000	(11,000)	3.46
Outstanding at December 31, 2018	762,523	1,120,797	$1.90	5.53 Years	$2,095,543
Options Exercisable		1,044,127	$1.79	5.28 Years	$2,062,670
The Company recognized stock-based compensation cost of  $84,861 and $119,398 during 2018 and 2017, respectively.

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE L — EARNINGS PER SHARE (“EPS”)
The following is a reconciliation of net income and shares outstanding to the income and number of shares used to compute EPS:
	2018		2017
	Income	Shares	Income	Shares
Net Income as Reported	$3,840,278		$3,030,998
Weighted Average Shares
Outstanding During the Year		15,382,601		14,592,201
Used in Basic EPS	3,840,278	15,382,601	3,030,998	14,592,201
Dilutive Effect of Outstanding
Stock Options & Warrants	—	521,708	—	742,901
Used in Dilutive EPS	$3,840,278	15,904,309	$3,030,998	15,335,102
At December 31, 2018 and 2017 there were 50,000 and 5,000 stock options, respectively, that could potentially dilute earnings per share in the future that were not included in the computation of diluted earnings per share because to do so would have been antidilutive.
NOTE M — EMPLOYEE BENEFIT PLAN
The Company adopted a 401(k) for its employees. Under the plan, eligible employees may defer a portion of their salaries. The plan also provides for discretionary Company profit sharing contributions. The Company made $271,950 and $229,229 contributions to the plan during 2018 and 2017, respectively.
NOTE N — FAIR VALUE MEASUREMENT
The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:
Debt Securities
The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1) or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2).
Other Real Estate Owned
Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned (“OREO”) are measured at the lower of carrying amount or fair value, less costs to sell. Fair values are generally based on third party appraisals or broker opinions, which are frequently adjusted by management to reflect current conditions and estimated selling costs, resulting in a Level 3 classification. In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.
Collateral-Dependent Impaired Loans
The Company does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect partial write-downs, through charge-offs or specific reserve allowances, that are based on fair value estimates of the underlying collateral. The fair value

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE N — FAIR VALUE MEASUREMENT – Continued

estimates for collateral-dependent impaired loans are generally based on recent real estate appraisals or broker opinions, obtained from independent third parties, which are frequently adjusted by management to reflect current conditions and estimated selling costs (Level 3).
Appraisals for collateral-dependent impaired loans and other real estate owned are performed by certified general appraisers whose qualifications and licenses have been reviewed and verified by the Bank. Once received, a member of the loan department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value. The Bank also determines what additional adjustments, if any, should be made to the appraisal values on any remaining collateral-dependent impaired loans to arrive at fair value. No significant adjustments to appraised values have been made as a result of this comparison process as of December 31, 2018.
The following table provides the hierarchy and fair value for each major category of assets and liabilities measured at fair value at December 31, 2018 and 2017:
	Fair Value Measurements Using:
December 31, 2018	Level 1	Level 2	Level 3	Total
Assets Measured at Fair Value:
Recurring Basis
Securities Available for Sale	$—	$5,364,000	$—	$5,364,000
Non-recurring Basis
Other Real Estate Owned, Net	$—	$—	$114,000	$114,000
December 31, 2017
Assets Measured at Fair Value:
Recurring Basis
Securities Available for Sale	$—	$6,651,000	$—	$6,651,000
Non-recurring Basis
Collateral-dependent Impaired Loans:
Commercial Real Estate	$—	$—	$940,000	$940,000
There were no collateral-dependent impaired loans at December 31, 2018. Collateral-dependent impaired loans had a carrying value of approximately $940,000, net of specific reserves of  $0, at December 31, 2017.

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE N — FAIR VALUE MEASUREMENT – Continued

Quantitative information about the Company’s nonrecurring Level 3 fair value measurements as of December 31, 2018 and 2017 are as follows:
December 31, 2018	Fair Value Amount	Valuation Technique	Unobservable Input	Adjustment Range
Other Real Estate Owned, Net	$114,000	Appraisals	Selling Costs	10%
December 31, 2017
Impaired Loans	$940,000	Appraisals	Management Adjustments to Reflect Current Conditions and Selling costs	10% – 11%
NOTE O — FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.
The following methods and assumptions were used to estimate the fair value of significant financial instruments not previously presented:
Cash and Cash Equivalents
The carrying amounts reported in the balance sheet for cash and cash equivalents approximate the fair values of those assets due to the short-term nature of the assets.
Time Deposits in Other Banks
Fair values for time deposits with other banks are estimated using discounted cash flow analyses, using interest rates currently being offered with similar terms.
Loans Held-for-Sale
Loans held-for-sale are reported at the lower of cost or fair value. Fair value is determined based on quotes, bids, or indications from potential purchasing institutions. Therefore, loans held-for-sale are categorized as a Level 1 measurement.

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE O — FAIR VALUE OF FINANCIAL INSTRUMENTS – Continued

Collateral-Dependent Impaired loans
For collateral dependent impaired loans, fair value is generally based on recent real estate appraisals. Adjustments are routinely made in the appraisal process to adjust for differences between the comparable sales and income data available. Such adjustments may be significant and typically result in a Level 3 classification of the inputs for determining fair value.
Loans
Fair values of loans, excluding loans held for sale, are based on the exit price notion set forth by ASU 2016-01 effective January 1, 2018 and estimated using discounted cash flow analyses. The estimation of fair values of loans results in a Level 3 classification as it requires various assumptions and considerable judgement to incorporate factors relevant when selling loans to market participants, such as funding costs, return requirements of likely buyers and performance expectations of the loans given the current market environment and quality of loans. Estimated fair value of loans carried at cost at December 31, 2017 were based on an entry price notion.
Federal Home Loan Bank Stock and Other Bank Stock
The fair value of Federal Home Loan Bank Stock and other Bank stock is not readily determinable due to the lack of its transferability.
Noninterest-Bearing and Interest Bearing Demand Deposits
The fair values for noninterest-bearing deposits and interest-bearing demand deposits are equal to the amount payable on demand at the reporting date, which is the carrying amount.
Interest-Bearing Time Deposits
The fair value for fixed rate certificates of deposits is estimated using a cash flow analysis, discounted at interest rates being offered at each reporting date by the Company for certificates with similar remaining maturities.
Off-Balance Sheet Financial Instruments
The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE O — FAIR VALUE OF FINANCIAL INSTRUMENTS – Continued

The fair value hierarchy level and estimated fair value of significant financial instruments at December 31, 2018 and 2017 is summarized as follows (dollar amounts in thousands):
		2018		2017
	Fair Value Hierarchy	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and Cash Equivalents	Level 1	$62,690	$62,690	$59,574	$59,574
Debt Securities	Level 2	5,364	5,364	6,651	6,651
Loans Held For Sale	Level 1	3,949	3,949	10,083	10,083
Loans, net	Level 3	267,376	266,585	235,355	233,216
Collateral-Dependent Impaired Loans	Level 3	—	—	940	940
Federal Home Loan Bank Stock	Level 2	1,321	1,321	1,025	1,025
Financial Liabilities:
Noninterest-Bearing and Interest-Bearing Demand Deposits	Level 1	$198,076	$198,076	$203,897	$203,897
Interest-Bearing Time Deposits	Level 2	97,867	97,564	70,293	70,071
NOTE P — WARRANTS
In connection with the Company’s 2012 stock offering, the Company issued one warrant to purchase one additional share of common stock for every share purchased. These warrants may be exercised at a per share price of  $1.10 at any time for five years from the date of issuance. The 2012 warrants expired on June 30, 2017. During 2017, 1,803,000 warrants were exercised. No warrants were outstanding from the 2012 stock offering at December 31, 2018 and 2017, respectively.
NOTE Q — PROPOSED MERGER
On December 7, 2018, the Company (“Seller”) entered into a definitive merger agreement (the “Merger”) to merge with and into BayCom Corp (“BayCom”) in exchange for cash and stock. Under the terms of the agreement BayCom will acquire Uniti Financial Corporation in a cash and stock transaction valued at approximately $63.9 million or $3.99 per share based on the closing price of BayCom common stock of  $23.39 on December 7, 2018. The merger is subject to regulatory and shareholder approval and is expected to close in the second quarter of 2019.
NOTE R — REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
In July 2013, the federal bank regulatory agencies approved the final rules implementing the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules). The new rules, Basel III, became effective on January 1, 2015, with certain of the requirements phased-in over a multi-year

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE R — REGULATORY MATTERS – Continued

schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% in 2017 to 2.5% by 2019. The capital conservation buffer for 2018 is 1.875% and for 2017 is 1.25%. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital.
Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier 1 and CET1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2018 and 2017, that the Bank meets all capital adequacy requirements.
As of December 31, 2018, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank’s category). To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below.

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE R — REGULATORY MATTERS – Continued

The following table also sets forth the Company’s and the Bank’s actual capital amounts and ratios (dollar amounts in thousands):
			Amount of Capital Required
	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Provisions
As of December 31, 2018:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)
Company	$50,718	19.0%	$21,349	8.0%	N/A	N/A
Bank	$46,698	17.5%	$21,349	8.0%	$26,686	10.0%
Tier 1 Capital (to Risk-Weighted Assets)
Company	$47,380	17.8%	$16,012	6.0%	N/A	N/A
Bank	$43,360	16.2%	$16,012	6.0%	$21,349	8.0%
CET1 Capital (to Risk-Weighted Assets)
Company	$47,380	17.8%	$12,009	4.5%	N/A	N/A
Bank	$43,360	16.2%	$12,009	4.5%	$17,346	6.5%
Tier 1 Capital (to Average Assets)
Company	$47,380	13.6%	$13,909	4.0%	N/A	N/A
Bank	$43,360	12.5%	$13,825	4.0%	$17,282	5.0%
As of December 31, 2017:
Total Capital (to Risk-Weighted Assets)
Company	$46,088	18.4%	$20,064	8.0%	N/A	N/A
Bank	$41,650	16.6%	$20,032	8.0%	$25,041	10.0%
Tier 1 Capital (to Risk-Weighted Assets)
Company	$42,945	17.1%	$15,048	6.0%	N/A	N/A
Bank	$38,511	15.4%	$15,024	6.0%	$20,032	8.0%
CET1 Capital (to Risk-Weighted Assets)
Company	$42,945	17.1%	$11,286	4.5%	N/A	N/A
Bank	$38,511	15.4%	$11,268	4.5%	$16,276	6.5%
Tier 1 Capital (to Average Assets)
Company	$42,945	14.2%	$12,127	4.0%	N/A	N/A
Bank	$38,511	12.7%	$12,114	4.0%	$15,142	5.0%
The California Financial Code provides that a Company may not make a cash distribution to its shareholders in excess of the lesser of the bank’s undivided profits or the Company’s net income for its last three fiscal years less the amount of any distribution made by the bank’s shareholders during the same period. In addition, the Company and the Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements shown above.